UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 13, 2023

(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

001-09025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

8310 S Valley HWy, Suite 300, EngleWood, colorado 80112

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	VGZ	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2023, Vista Gold Australia Pty. Ltd., a wholly-owned subsidiary of Vista Gold Corp. (the “Registrant”), entered into a Royalty Agreement (the “Royalty Agreement”) with Wheaton Precious Metals (Cayman) Co., an affiliate of Wheaton Precious Metals Corp. (“Wheaton”) in relation to the Company’s Mt Todd gold project (“Mt Todd” or the “Project”) located in Northern Territory, Australia.

Pursuant to the terms of the Royalty Agreement, Vista Australia granted Wheaton a royalty in the amount of 1% of gross revenue from the sale or disposition of minerals from the Project (the “Royalty”), subject to adjustments in certain circumstances. In consideration for the Royalty, Wheaton will provide Vista with $20 million to advance Mt Todd and for general corporate purposes. The transaction is subject to approval from the Australian government Foreign Investment Review Board (“FIRB”). Wheaton has also been granted a Right of First Refusal on any royalties, streams or pre-pays pertaining to Mt Todd.

The Royalty Agreement provides for Vista Australia to receive a total of $20 million in three installments. The first installment of $3 million is expected to be received by December 31, 2023. A second installment of $7 million is expected to be received upon receipt of FIRB approval and registration of security interests. The final installment of $10 million is to be received six months from the date of the first installment providing Vista Australia has commenced a drilling program at Mt Todd. Each installment is subject to other customary conditions, representations and warranties.

The Royalty is at a rate of 1% of gross revenue from the Project if the completion objectives for the Project are achieved by April 1, 2028. Thereafter, the Royalty shall increase annually at a rate of up to 0.13% to a maximum Royalty rate of 2%. Any annual increases after April 1, 2028 shall be reduced on a pro rata basis to the extent that Mt Todd has initiated operations but has yet to achieve the agreed completion objectives.

The Royalty rate, the annual increase percentage, and maximum Royalty rate can each be reduced by one-third upon the occurrence of one of the following events: (i) a change of control of Vista Australia occurs prior to April 1, 2028 and Vista Australia provides timely notice and payment to Wheaton of certain amounts; or  (ii) payment to Wheaton of the applicable Royalty associated with Vista Australia delivering 3.47 million gold ounces to a third party.

The foregoing summary of the material terms of the Royalty Agreement is qualified in its entirety by the full text of the Royalty Agreement which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD

On December 14, 2023, the Registrant issued a press release announcing the $20 million Royalty with Wheaton. A copy of the press release is attached to this report as Exhibit 99.1

In accordance with General Instruction B.2 of Form 8-K, the information set forth in Item 7.01 and in the press release is deemed to be “furnished” and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

10.1#	Royalty Agreement dated December 13, 2023, between Vista Gold Australia Pty. Ltd. and Wheaton Precious Metals (Cayman) Co.

99.1Press Release dated December 14, 2023*

104	Cover Page Interactive Data File––the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

# - Portions of this Exhibit (indicated with [***]) have been omitted pursuant to Item 601(b)(10)(iv) as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information is the type that the Registrant treats as private or confidential.

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with,  the SEC, pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP.
Dated: December 15, 2023	By: /s/ Frederick H. Earnest Frederick H. Earnest President and Chief Executive Officer